Exhibit 12


             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                         (in thousands of dollars)

                                                                                                           Three Months Ended
                                                       Years Ended December 31,                                 March 31,
                                  ------------------------------------------------------------------    ------------------------
                                     1997          1996          1995          1994          1993          1998          1997
                                  ----------    ----------    ----------    ----------    ----------    ----------    ----------
Income before income taxes....     $277,116      $266,089      $231,334      $218,913      $189,960       $ 66,356      $ 66,339
                                    -------       -------       -------       -------       -------        -------       -------
Fixed charges:
  Interest on debt............      197,234       201,543       202,090       151,239       137,372         40,399        49,895
  One-third of rent expense...        1,686         1,530         1,519         1,463         1,575            324           340
                                    -------       -------       -------       -------       -------        -------       -------
Total fixed charges...........      198,920       203,073       203,609       152,702       138,947         40,723        50,235
                                    -------       -------       -------       -------       -------        -------       -------
Earnings before fixed charges.     $476,036      $469,162      $434,943      $371,615      $328,907       $107,079      $116,574
                                    =======       =======       =======       =======       =======        =======       =======
Ratio of earnings to fixed
  charges(1)..................        2.39x         2.31x         2.14x         2.43x         2.37x          2.63x         2.32x
                                    =======       =======       =======       =======       =======        =======       =======


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(1) The ratio of earnings to fixed charges is computed by dividing earnings before fixed charges by fixed charges. Fixed charges consist of interest on debt and one-third of rent expense as representative of the interest portion.
